Exhibit 99.2

LIPOCINE
ENHANCING HEALTH

Improved Patient Reported Sexual and Mental Domain Outcomes with Oral Testosterone (TLANDO) Relative to Topical Testosterone in Treated Hypogonadal Men

Kilyoung Kim, PhD[1], Nachiappan Chidambaram, PhD[1], Kiran Vangara, PhD[1], Jonathan Baker, PhD[1], Mahesh V. Patel, PhD[1], and Anthony DelConte, MD[1,2]

[1]Lipocine Inc.; [2]Saint Joseph's University, Philadelphia, PA

20TH ANNUAL FALL SCIENTIFIC MEETING OF SMSNA
October 24-27, 2019 // Nashville, TN

❑ Introduction

- Male hypogonadism is characterized by symptoms and deficiency in Testosterone (Total Testosterone (TT) levels of <300 ng/dL)
  - Critical for sexual, cognitive, and body function/development
- Free Testosterone (fT, only 1% to 4% of TT) is Testosterone not bound to protein and available to bind to receptors for androgenic action. Low fT is defined as < 4 ng/dL (Sarkar et al., Gastroenterol 2019)
- TLANDO, an oral Testosterone Undecanoate (TU) lymphatically delivered TRT option with good liver tolerability, is currently under regulatory review
  - Demonstrated efficacy with consistent intra- and inter-day TT levels
  - Met efficacy in multiple studies regardless of meal fat content
  - Showed GI tolerability and good safety profile up to 52-week study duration

❑ Objectives

- To assess key sexual and mental domain related patient reported outcomes following TLANDO treatment compared to topical TRT in hypogonadal men
- To examine the role of fT as the key marker to assess treatment effect in TRT

❑ Methods

- Study of Androgen Replacement (SOAR) Trial (NCT02081300): an active controlled (topical T gel), randomized, multi-center 52-wk study with TLANDO



Control
TLANDO
Safety Extension
Serum Biomarker Assessment
Visit
Visit
EOS Visit

- Patient Reported Outcomes (PRO) assessed via PDQ and SF-36 survey at BL and EOS
- Calculation of fT using serum TT, albumin (ALB), and SHBG

$$fT\left(\frac{ng}{dL}\right) = Total\ T\left(\frac{ng}{dL}\right) \times \left(\frac{1}{1 + K_{SHBG} \cdot [SHBG] + n \cdot K_{ALB} \cdot [ALB]}\right)$$

- [SHBG] in nmol/L, K_{SHBG} = 0.6x10⁹/M, $n{*}K_{ALB}$ = 4x10⁴/M, [ALB] in mol/L using 69,000 Da per g/L

❑ Results

With Similar TT, TLANDO Increased fT Levels Greater Than Topical T



Mean Total T Levels at BL and EOS

Mean Total T Conc. at Baseline and End-of-study with TLANDO in a 1-yr study (SOAR)



Mean ALB Levels at BL and EOS

Mean ALB Conc. at Baseline and End-of-study with TLANDO in a 1-yr study (SOAR)



Mean SHBG Levels at BL and EOS

Mean SHBG Conc. at Baseline and End-of-study with TLANDO in a 1-yr study (SOAR)



Mean Calculated Free T Levels at BL and EOS

Mean free T Conc. at Baseline and End-of-study with TLANDO in a 1-yr study (SOAR)

TLANDO Greatly Improved TT and fT Levels in Low fT Subjects



Mean Total T Changes from Baseline by free T Baseline Quartiles in a 1-yr study (SOAR)



Mean free T Changes from Baseline by free T Baseline Quartiles in a 1-yr study (SOAR)

Better Mental and Sexual Domains Response with Greater fT Improvement





- ***TLANDO Safety***
  - ✓ *No deaths*
  - ✓ *No drug related SAEs*
  - ✓ *No MACE*
    - *Only 1% subjects having new start or increase in anti-hypertensive medication*
  - ✓ *No adverse drug reactions in the Hepatobiliary System Organ Class*
  - ✓ *GI AEs are minimal and comparable to topical T*



Gastrointestinal Events after 52 Weeks
% Subjects
TLANDO
Topical Gel

❑ Conclusion

- TLANDO (oral TRT) improves mental and sexual health domains greater than topical TRT
- Greater improvement in mental and sexual health may be explained in part by higher restoration of free T levels
- Free T levels may be more relevant in evaluating the effect of treatment of male hypogonadism
- Additional placebo-controlled studies are warranted to further assess PROs with TLANDO

Disclosure

All authors are employees of Lipocine Inc.

Sexual Medicine Society of North America, Inc.
SMS